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                          Variable Annuity Income Rider

This Rider is made a part of the Contract to which it is attached. The Rider Effective Date is shown on the Contract Benefit Data page(s). The Rider Effective Date will not be a date that is less than 12 months from the Contract Date. The provisions contained here within apply in lieu of any provisions in the Contract (including any attachments to the Contract) to the contrary. This Rider will only be attached to Non-qualified Contracts. No additional Purchase Payments to the Contract will be accepted while this Rider is in effect. If there are more than two Owners of the Contract, then at election of this Rider two Owners must be pre-designated for the Death Benefit and, if applicable Waiver of Contingent Deferred Sales Charge/Surrender Charge provisions. If no pre-designation is made, the two youngest Owners will be pre-designated. For Contracts with more than two Owners, all references to Owner in the Death Benefit and, if applicable, Waiver of Contingent Deferred Sales Charge/Surrender Charge sections of this Rider will mean only the pre-designated Owners.

                                  Defined Terms

Access Period - The length of time in whole years, measured from the Periodic Income Commencement Date shown on the Contract Benefit Data page(s), during which an Owner may elect to surrender the Contract or make Withdrawals from the Contract. Subject to LNY's approval, during the Access Period an Owner may extend or shorten the Access Period, within the minimum and maximum periods allowable at the time of change, but no more than once per Contract Year. Notice of the change request, either in signed writing or another manner that LNY approves in advance, must be sent to LNY. A change to the Access Period will be effective on the next Periodic Income Commencement Date anniversary. If the Access Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly. Upon the death of any Owner (or the Annuitant, if any Owner is a corporation or other non-individual (hereafter "non-natural person")), the Access Period may not be extended except by the surviving spouse of the deceased Owner or Annuitant who is the recipient of the rights of ownership.

Account Value - During the Access Period, on any Valuation Date the sum of the values of the Variable Subaccounts attributable to the Contract plus the sum of the values of the Fixed Account(s) attributable to the Contract. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by LNY, or at another time of LNY's choosing.

Annuitant - The person upon whose life the payment of the Periodic Income Payments will be contingent and upon whose death a Death Benefit may be paid. The Contract may only have one Annuitant after the Rider Effective Date. The Annuitant may not be changed after the Rider Effective Date.

Secondary Life - The person upon whose life the payment of the Periodic Income Payments will also be contingent. The designation of a Secondary Life results in a joint life payout. The Secondary Life must be designated prior to the Rider Effective Date and may not be changed after the Rider Effective Date.

Assumed Interest Rate - The interest rate used in calculating the Initial Periodic Income Payment. This rate may be 3%, 4% or 5% as selected by an Owner at the Rider Effective Date. The Assumed Interest Rate is shown on the Contract Benefit Data page(s).

Lifetime Income Period - The period that begins after the Access Period, provided the Annuitant, or in the case of a joint life payout the Annuitant or the Secondary Life, is still living and the Contract has not been surrendered. This period will then continue for as long as the Annuitant, or the case of a joint life payout the Annuitant or the Secondary Life, is living.

Periodic Income Payment - The variable, periodic income amounts paid under this Rider to an Owner, or an Owner's designee, during the Access Period and the Lifetime Income Period. Prior to the Rider Effective Date an Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually. The Initial Periodic Income Payment Mode is shown on the Contract Benefit Data page(s).

Periodic Income Commencement Date - The Valuation Date on which the Initial Periodic Income Payment under this Rider is calculated. The due date of the Initial Periodic Income Payment will be no more than 14 calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the Contract Benefit Data page(s).

Form I4LA-NQ-NY 5/03

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Surrender Value - During the Access Period, the Surrender Value is the Account
Value less any applicable Contingent Deferred Sales Charge/Surrender Charge and if applicable, any Market Value Adjustment/Interest Adjustment. The Contract and this Rider will terminate upon payment of the full Surrender Value.

Withdrawals - Additional amounts from the Account Value requested by, and paid to, an Owner during the Access Period.

              Determination of the Initial Periodic Income Payment

The Initial Periodic Income Payment will be determined by dividing the Account Value as of the Periodic Income Commencement Date by 1000 and multiplying this result by an annuity factor. The Initial Periodic Income Payment is shown on the Contract Benefit Data page(s).

The annuity factor is based upon, as of the Periodic Income Commencement Date, the age and sex of the Annuitant; the age and sex of the Secondary Life, if applicable; the Periodic Income Payment Mode; the length of the Access Period; the Assumed Interest Rate and when applicable a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G.

              Determination of Subsequent Periodic Income Payments

An Owner may elect to adjust the Periodic Income Payments on a modal basis or an annual basis. If an election is made to adjust Periodic Income Payments on an annual basis, the monthly Periodic Income Payment Mode must be chosen. If this election is not made prior to the Rider Effective Date, Periodic Income Payments will be adjusted on a modal basis. Subject to LNY's approval, an Owner may change the Periodic Income Payment adjustment basis, but no more than once per Contract Year. Notice of the change request, either in signed writing or another manner that LNY approves in advance, must be sent to LNY. The change will be effective on the next Periodic Income Commencement Date anniversary.

During the Access Period.

If Periodic Income Payments are being adjusted on a modal basis, then each subsequent Periodic Income Payment will be determined by dividing the Account Value as of the Valuation Date for the due date of a Periodic Income Payment by 1000 and multiplying this result by a revised annuity factor.

If Periodic Income Payments are being adjusted on an annual basis, then each Periodic Income Payment due on the anniversary of the Initial Periodic Income Payment Date will be determined by dividing the Account Value as of the Valuation Date for that Periodic Income Payment by 1000 and multiplying this result by a revised annuity factor. Periodic Income Payments made between anniversaries of the Initial Periodic Income Payment Date will be equal to the Periodic Income Payment calculated as of the prior anniversary (this includes the Initial Periodic Income Payment Date), unless there is a Withdrawal. If a Withdrawal is taken, the next Periodic Income Payment will be determined by dividing the Account Value as of the Valuation Date for that Periodic Income Payment by 1000 and multiplying this result by a revised annuity factor. Any subsequent Periodic Income Payments due after the Withdrawal and prior to the next anniversary of the Initial Periodic Income Payment Date will be equal to the Periodic Income Payment determined immediately following the Withdrawal.

If a Secondary Life was not designated, prior to the death of the Annuitant, the revised annuity factor is based upon, as of the Valuation Date of the Periodic Income Payment: the age and sex of the Annuitant; the Periodic Income Payment Mode; the length of time remaining in the Access Period; the Assumed Interest Rate; and when applicable a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G. Upon receipt of due proof of the death of the Annuitant, the revised annuity factor is based upon, as of the Valuation Date of the Periodic Income Payment, the Periodic Income Payment Mode; the length of time remaining in the Access Period (See: Death Benefit, During the Access Period); and the Assumed Interest Rate. Periodic Income Payments will continue until the end of the Access Period. There will be no Periodic Income Payments due after the Access Period.

If a Secondary Life was designated, then prior to the death of either the Annuitant or the Secondary Life, the revised annuity factor is based upon, as of the Valuation Date of the Periodic Income Payment: the ages and sexes of the Annuitant and the Secondary Life; the Periodic Income Payment Mode; the length of time remaining in the Access Period; the Assumed Interest Rate; and when applicable a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G. Upon receipt of due proof of the first death of

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the Annuitant or the Secondary Life, the next Periodic Income Payment
(regardless of whether Periodic Income Payments are being adjusted on a modal basis or an annual basis) will be compared to a Periodic Income Payment calculated by substituting the age and sex of the survivor for the ages and sexes of the Annuitant and the Secondary Life in the revised annuity factor described above. If the resulting Periodic Income Payment is less than or equal to the Periodic Income Payment determined by using both lives, then both lives will continue to be used in calculating the revised annuity factor. If the resulting Periodic Income Payment is greater than the Periodic Income Payment determined by using both lives, then the following will occur:

     1. The age and sex of the survivor will be substituted for the ages and sexes of the Annuitant and the Secondary Life in calculating subsequent revised annuity factors to determine Periodic Income Payments subsequent to the first death of either the Annuitant and Secondary Life.

     2. The next Periodic Income Payment due after the first death of either the Annuitant or Secondary Life, regardless of whether Periodic Income Payments are being adjusted on a modal basis or an annual basis, will be calculated using the revised annuity factor. If Periodic Income Payments are being adjusted on an annual basis, any subsequent Periodic Income Payments due prior to the next anniversary of the Initial Periodic Income Payment Date will be equal to the Periodic Income Payment determined immediately following the first death of either the Annuitant and Secondary Life, unless there is a Withdrawal.

After the deaths of both the Annuitant and the Secondary Life the revised annuity factor is based only upon, as of the Valuation Date of the Periodic Income Payment, the Periodic Income Payment Mode; the length of time remaining in the Access Period (See: Death Benefit, During the Access Period); and the Assumed Interest Rate. Periodic Income Payments will continue until the end of the Access Period. There will be no Periodic Income Payments due after the Access Period.

During the Lifetime Income Period.

If Periodic Income Payments are being adjusted on a modal basis, then the first modal Periodic Income Payment from the Fixed Account during the Lifetime Income Period will be determined by dividing the Account Value, if any, in the Fixed Account as of the last Valuation Date of the Access Period by 1000 and multiplying the result by a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; the Assumed Interest Rate; and a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G. Each subsequent modal Periodic Income Payment from the Fixed Account during the Lifetime Income Period will be determined by multiplying the prior modal Periodic Income Payment from the Fixed Account by `A' divided by `B', where:

     `A' is the `Interest Adjustment Factor' raised to a power equal to the number of days since the prior annual or modal Periodic Income Payment Valuation Date, and the `Interest Adjustment Factor' is equal to (1 + i) raised to the power of (1/365), with `i' equal to an annual effective rate of interest not less than 0%, and

     `B' is the `Daily Factor' raised to a power equal to the number of days since the prior annual or modal Periodic Income Payment Valuation Date, and the `Daily Factor' is equal to (1 + Assumed Interest Rate) raised to the power of (1/365).

If Periodic Income Payments are being adjusted on an annual basis, then the modal Periodic Income Payments from the Fixed Account(s) during the first year of the Lifetime Income Period will be determined by first dividing the Account Value, if any, in the Fixed Account(s) by 1000 and multiplying the result by a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); an annual mode; the Assumed Interest Rate; and a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G. Then the resulting annual modal amounts will be converted into modal Periodic Income Payments by dividing the annual modal amount [transferred] by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G.

The modal Periodic Income Payments from the Fixed Account(s) during each subsequent year of the Lifetime Income Period will be determined by first multiplying the annual modal amount from the prior Periodic Income Payment Date

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Anniversary by `A' divided by `B'. The resulting annual modal amount will be converted into modal Periodic Income Payments by dividing the annual modal amount [transferred] by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G.

If Periodic Income Payments are being adjusted on a modal basis, then the first modal Periodic Income Payment from the Variable Account during the Lifetime Income Period will be determined by dividing the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period by 1000 and multiplying the result by a revised annuity factor (See: Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; the Assumed Interest Rate; and a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G. The result for each Variable Subaccount will then be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the initial number of Annuity Units per payment per Variable Subaccount for subsequent Periodic Income Payments. Each subsequent modal Periodic Income Payment will be determined by multiplying the number of Annuity Units per payment per Variable Subaccount by the Annuity Unit value for the respective Variable Subaccount on the Valuation Date for the Periodic Income Payment and summing the results.

If Periodic Income Payments are being adjusted on an annual basis, then the modal Periodic Income Payments from the Variable Account during the first year of the Lifetime Income Period will be determined by first dividing the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period by 1000 and multiplying the result by a revised annuity factor (See:
Determination of Subsequent Periodic Income Payments, During the Access Period) based upon the age(s) and sex(es) of the Annuitant (and Secondary Life); an annual mode; the Assumed Interest Rate; and a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G. Then the result for each Variable Subaccount will be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the initial number of Annuity Units per Variable Subaccount reflecting an annual modal amount for subsequent Periodic Income Payments. Finally, the resulting annual modal amounts per Variable Subaccount will be summed and transferred to the General Account of LNY and converted into modal Periodic Income Payments by dividing the annual modal amount transferred by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G.

The modal Periodic Income Payments from the Variable Subaccount(s) during each subsequent year of the Lifetime Income Period will be determined by first multiplying the number of Annuity Units reflecting an annual modal amount per Variable Subaccount by the Annuity Unit value for the respective Variable Subaccount on the Valuation Date for the first modal Periodic Income Payment due on the anniversary of the initial Periodic Income Payment and summing the results. Then the resulting annual modal amount will be transferred to the General Account of LNY and converted into modal Periodic Income Payments by dividing the annual modal amount by 1000 and multiplying by a one year annuity factor reflecting the age(s) and sex(es) of the Annuitant (and Secondary Life); the Periodic Income Payment Mode; an annual effective rate of interest not less than 0%; and a modification of the 1983 `a' Individual Annuity Mortality Table, projected 21 years to the year 2004 using projection Scale G.

The Annuity Unit value for any Valuation Period for any Variable Subaccount is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by `A' divided by `B', where:

     `A' is a Variable Subaccount's Accumulation Unit value as of the end of the current Valuation Period divided by the Accumulation Unit value of the same Variable Subaccount as of the end of the immediately preceding Valuation Period, and

     `B' is the `Daily Factor' raised to a power equal to the number of days in the current Valuation Period, where the `Daily Factor' is equal to (1 + Assumed Interest Rate) raised to the power of 1/365.

                                  Account Value

During the Access Period the Account Value will be increased by any net investment gains and interest credited and will be reduced by any net investment losses, Periodic Income Payments made, premium tax paid if any and Withdrawals taken. At the end of the Access Period, any remaining Account Value will be applied to continue the

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Periodic Income Payment for the Lifetime Income Period. There will no longer be an Account Value after the Access Period.

                               Persistency Credit

If applicable, any Persistency Credit provision in the Contract is replaced by the Persistency Credit shown on the Contract Benefit Data page(s).

                         Valuation of Accumulation Units

The daily charge imposed in a Variable Subaccount for any Valuation Period this Rider is in effect represents the daily mortality and expense risk charge and the daily administrative charge adjusted for the number of calendar days in the Valuation Period. This daily charge, on an annual basis, will not exceed the rate shown on the Contract Benefit Data page(s) for the options selected by the Owner and in effect. This daily charge will replace any prior daily charge provided in the Contract. This daily charge will begin on the Rider Effective Date.

                                Withdrawal Option

During the Access Period an Owner may make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the terms of the Withdrawal Option and if applicable, the Contingent Deferred Sales Charge/Surrender Charge provisions of the Contract for Withdrawals occurring prior to the Annuity Commencement Date.

Withdrawals will immediately reduce the Account Value and will reduce subsequent Periodic Income Payments. (See: Determination of Subsequent Periodic Income Payments, During the Access Period)


                                Surrender Option

During the Access Period, an Owner may surrender the Contract for the Surrender Value. A surrender of the Contract will be subject to the terms of the Surrender Option and if applicable, the Contingent Deferred Sales Charge/Surrender Charge provisions of the Contract for surrenders occurring prior to the Annuity Commencement Date. If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this Rider will terminate.

                                 Transfer Option

An Owner may direct a transfer between the Variable Subaccounts and/or the Fixed Account(s) of any portion of the Account Value, subject to the terms of the Transfer Option provisions of the Contract for transfers occurring prior to the Annuity Commencement Date.

Transfers between the Variable Subaccounts during the Lifetime Income Period will result in the selling of Annuity Units from one Variable Subaccount and the purchase of Annuity Units from the other Variable Subaccount, at the current Annuity Unit values. These Annuity Units will then represent the number of Annuity Units per payment from the Variable Subaccount.

A transfer of a Periodic Income Payment from the Fixed Account to a Periodic Income Payment from the Variable Account is not permitted after the Access Period. A transfer of a Periodic Income Payment from the Variable Account to the Fixed Account after the Access Period may occur only on the Valuation Date of a Periodic Income Payment.

           Waiver of Contingent Deferred Sales Charge/Surrender Charge

If applicable, any provision in the Contract for waiving Contingent Deferred Sales Charge/Surrender Charge is replaced by the following provision. During the Access Period, Contingent Deferred Sales Charge/Surrender Charge, if any, as specified in the Surrender Option section and, if applicable the Contingent Deferred Sales Charge section of the Contract will be waived as shown on the Contract Benefit Data page(s).

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                                  Death Benefit

On the Rider Effective Date any Death Benefit previously in effect and its daily charge, if applicable, will terminate.

If a death occurs prior to the Periodic Income Commencement Date, the Death Benefit provided by this Rider will be distributed according to the terms of the Contract applicable prior to the Annuity Commencement Date. Certain Access Periods may not be allowed if this Rider is elected by a beneficiary to settle a death claim.

During the Access Period.

This Rider provides the following Death Benefit options during the Access
Period:

    A. The Account Value Death Benefit is equal to the current Account Value as of the Valuation Date on which the death claim is approved by LNY for payment; or

    B. The Enhanced Guaranteed Minimum Death Benefit (EGMDB) will be equal to the greatest of:

       (1) the Account Value as of the date the death claim is approved by LNY for payment; or

       (2) the sum of all Purchase Payments decreased proportionally by all Periodic Income Payments and all Withdrawals including applicable charges and premium tax incurred, made before, on and after the Periodic Income Commencement Date; or

       (3) the highest Contract Value or Account Value on the Contract Date or any Contract Date anniversary occurring on or after the Valuation Date the EGMDB is effective on the Contract, (determined before the allocation of any Purchase Payments on that Contract Date anniversary) and prior to the 81/st/ birthday of the deceased Owner or Annuitant and prior to the date of death of the deceased Owner or Annuitant for whom a death claim is approved by the LNY Home Office for payment. The highest Contract Value or Account Value is adjusted for certain transactions. It is increased by Purchase Payments made on or after that Contract Date anniversary on which the highest Contract Value or Account Value is obtained. It is decreased proportionally by all Periodic Income Payments and Withdrawals, including applicable charges and premium tax incurred on or after that Contract Date anniversary on which the highest Contract Value or Account Value is obtained.

The Death Benefit in effect, as of the Rider Effective Date, is shown on the Contract Benefit Data page(s).

On the death of the Annuitant that was not the Annuitant on the Contract Date, unless the change occurred because of the death of the Annuitant, the Death Benefit will be equal to the Account Value on the Valuation Date the death claim is approved by the LNY Home Office for payment.

If the EGMDB is in effect, an Owner may choose to terminate the EGMDB by providing notice of the change request to LNY, either in signed writing or another manner that LNY approves in advance. The Account Value Death Benefit option will then be effective as of the Valuation Date on which the notification to change the Death Benefit option is received at the Home Office. Termination of the EGMDB option by an Owner will be permanent and final.

Complete distribution of the Death Benefit will terminate the Contract and this Rider.

If any Owner is a non-natural person, the death of the Annuitant will be treated as the death of an Owner.

Upon the death of an Owner, the recipient of the rights of ownership, as provided for in the Contract, may elect to continue the Contract and receive the Periodic Income Payments or elect to terminate the Contract and this Rider and receive full payment of the Death Benefit. If the recipient of the rights of ownership elects to continue the Contract, the excess, if any, of the Death Benefit over the current Account Value as of the date on which the death claim is approved by LNY for payment will be credited into the Contract. Upon the death of an Owner not pre-designated for the Death Benefit, the recipient of the rights of ownership, as provided for in the Contract, may elect to continue the Contract and receive the Periodic Income Payments or elect to terminate the Contract and receive payment of the Surrender Value. The Periodic Income Payments will continue for the remainder of the Access Period and then, if there is a surviving Annuitant or Secondary Life, for the Lifetime Income Period.

Upon notification to LNY of the death of the Annuitant, the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, an Owner (or the recipient of the rights ofthe Contract will be waived as shown on the Contract Benefit Data page(s). ownership if any Owner is deceased) may elect to continue the Contract and receive the Periodic Income Payments or elect to terminate the Contract and this Rider and receive full payment of the Death Benefit. If the Contract is

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continued, the excess, if any, of the Death Benefit over the current Account
Value as of the date on which the death claim is approved by LNY for payment will be credited into the Contract. A lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will then continue for the remainder of the Access Period and then, if there is a surviving Secondary Life, for the Lifetime Income Period.

Upon notification to LNY of the death of the Secondary Life, the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, an Owner (or the recipient of the rights of ownership if any Owner is deceased) may elect to continue the Contract and receive the Periodic Income Payments or elect to terminate the Contract and this Rider and receive payment of the Surrender Value. If the Contract is continued a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for the remainder of the Access Period and then, if the Annuitant is still surviving, for the Lifetime Income Period.

During the Lifetime Income Period.

Upon the death of any Owner that is an Annuitant or Secondary Life, the provision below regarding the death of the Annuitant or Secondary Life will apply.

Upon the death of any Owner that is not an Annuitant or Secondary Life, the Periodic Income Payments will continue for as long as the Annuitant or the Secondary Life, if applicable, is living.

Upon the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, the Periodic Income Payments will cease and the Contract and this Rider will terminate. If a Secondary Life was designated and is still surviving the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Secondary Life continues to live.

Upon the death of the Secondary Life, if the Annuitant is no longer surviving, the Periodic Income Payments will cease and the Contract and this Rider will terminate. If the Annuitant is still surviving the Periodic Income Payments may be suspended until the death claim is approved as described in the Contract. Upon approval, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and the Periodic Income Payments will continue for as long as the Annuitant continues to live.

                   Lincoln Life & Annuity Company of New York

                              /s/ Lorry J. Stensrud
                                  Lorry J. Stensrud, President